EXHIBIT 10.5
April 12, 2006
Mr. Krishna Khadloya
777 Mariners Island Blvd.
San Mateo, CA 94404
Dear Krishna:
     I write to confirm our discussions of last week regarding your position of Vice President Engineering of Keynote Systems, Inc. This letter embodies the terms of your promotion which occurred effective April 1, 2006.
     You will report to Umang Gupta, Chief Executive Officer and effective April 1, 2006 your base salary has been adjusted to $7,500.00, paid semi-monthly. In addition, you are eligible for a 20% MBO bonus based on quarterly objectives.
     In anticipation and recognition of your important future contribution to the growth of Keynote, on April 4th 2006, you received an incentive stock option grant for 50,000 shares of common stock. You will receive incentive stock options to the extent permitted under the law, which currently allows the grant during any one year of incentive stock options with a fair market value at the date of grant of up to $100,000.00. If the value of the shares exceeds $100,000.00, that amount in excess will be granted as non-qualified stock options. The grant date of your option was April 4, 2006 the date designated by the Board by a written resolution. Fair market value on such date was the closing price per share on the NASDAQ National Market. Consistent with our employee stock option plan, vesting relates to exercisability not “ownership”, these shares will vest as to 1/4th of the total number of shares on your first anniversary of the effective date of this promotion with an additional 1/48th of the total shares vesting at the end of months 13 through 48 of your continued employment with Keynote. The terms of your stock option grant are set forth more fully in our Stock Option Plan agreements.
     As an employee, you may terminate employment at any time and for any reason whatsoever with notice to Keynote Systems, Inc. We require that, in the event of resignation, you give at least three (3) months notice. Similarly, Keynote Systems may terminate your employment at any time and for any reason whatsoever, with or without cause, with three (3) months notice, or three (3) months of base salary plus quarterly incentive compensation as averaged over the previous year, provided that in order to receive any separation benefits you must first sign, date and deliver to the Company, and allow to become effective, a general release of all known and unknown claims in the form provided to you by the Company; and further provided that you will not be required to release any right to indemnification you may have under applicable law, the Company’s Certificate of Incorporation, the Company’s bylaws or any indemnity agreement between you and the Company.
     Furthermore, this letter agreement supersedes all our prior written or oral communication with you and can only be modified by written agreement signed by you and an officer of Keynote Systems.
I look forward to working with you in this new role!
Sincerely,
\s\ Umang Gupta
Umang Gupta
Chairman & CEO

Accepted:	\s\ Krishna Khadloya Krishna Khadloya
Date: April 13, 2006